EXHIBIT 10.3

HOMEFEDERAL BANK
DIRECTOR DEFERRED FEE AGREEMENT

WHEREAS THIS AGREEMENT AMENDS AND RESTATES the prior HomeFederal Bank Directors Deferred Compensation Plan (the “Plan”) between the HomeFederal Bank and the Director effective April 1, 1992, as amended by the First Amendment dated February 18, 1993, the Second Amendment effective June 1, 1992, and the Third Amendment effective July 1, 1996 (collectively, the Plan, the First Amendment and the Second Amendment are referred to as the “Prior Agreement”), this DIRECTOR DEFERRED FEE AGREEMENT (the “Agreement”) is made this _______ day of ________________, 2005, by HOMEFEDERAL BANK (the “Bank”), a federally-chartered bank located in Columbus, Indiana and David W. Laitinen (the “Director”). The purpose of this Agreement is to encourage the Director to remain a member of the Bank’s Board of Directors.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 6.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Corporation” means Home Federal Bancorp or its successor.

1.6	“Deferral Account” means the balance of the Director’s accumulated fee deferrals, plus accrued interest.

1.7
“Distribution Period Crediting Rate” means a rate equal to 2.00% over the average yield on the 10-year Treasury Bond for the month prior to commencement of benefit payments, provided that such crediting rate shall not be more than 12.00%, nor less than 8.00%.

1.8	“Early Termination” means Separation from Service before Normal Benefit Age for reasons other than death or Termination for Cause.

1.9	“Effective Date” means January 1, 2006.

1.10	“Normal Benefit Age” means the Director attaining age sixty (60).

1.11	“Plan Administrator” means the plan administrator described in Article 8.

1.12	“Plan Year” means the calendar year.

1.13
“Pre-Distribution Period Crediting Rate” means an annual rate equal to the trailing 3-year average ROE, provided such average ROE shall not exceed 12.00%, nor be less than 8.00%. For example, the rate for 2006 will be the average ROE for 2003, 2004, and 2005.

1.14
“Prescribed Form of Payment” shall mean one hundred eighty (180) equal monthly installments. Interest shall be credited on the unpaid Deferral Account balance during the payment period at an annual rate equal to the Distribution Period Crediting Rate, compounded monthly. The Distribution Period Crediting Rate shall be set at the inception of the payment period and shall not be adjusted thereafter.

1.15	“ROE” means the average return on equity, as reported in the published financial statements of the Corporation.

1.16	“Rollover Balance” means the balance of $283,661 from the Prior Agreement.

1.17	“Secretary” means the Secretary of the United States Department of the Treasury.

1.18
“Separation from Service” means that the Director’s service, as a director and independent contractor, to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Director.

1.19	“Termination for Cause” has that meaning set forth in Section 7.1.

Article 2
Relationship of this Agreement to the Prior Agreement

Inasmuch as all amounts payable to or on behalf of the Director under this Agreement were accrued and vested under the Prior Agreement prior to January 1, 2005, it is the express intent of this Agreement that:

(a)    this Agreement and the Prior Agreement shall not be subject to Section 409A of the Code;

(b)    no provision of this Agreement shall be enforceable with respect to the vested accrued benefit of the Directors as of December 31, 2004, to the extent it would constitute a “material modification” under Treasury Regulation section 1.409A-6(a)(4);

(c)    to the extent any benefit is deemed to have accrued or vested on or after January 1,2005, this Agreement shall be deemed to be amended to the extent minimally necessary to comply with Section 409A of the Code; and

(d)    except for the elimination of payment in the event of the Director’s disability, the timing and form of payment of benefits reflected in this Agreement are intended to be the same as provided in the Prior Agreement (and shall be so interpreted).

Article 3
Deferral Account

3.1	Crediting. The Bank shall credit to the Director’s Deferral Account the following amounts:

3.1.1	Rollover. The Rollover Balance from the Prior Agreement.

3.1.2
Interest. On the last day of each month and continuing until the commencement of benefit payments, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Pre-Distribution Period Crediting Rate, compounded monthly.

3.2
Statement of Accounts. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3
Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the distribution of benefits. The benefits represent the mere Bank promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

Article 4
Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon the Director reaching Normal Benefit Age, the Bank shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director's Normal Benefit Age.

4.1.2	Distribution of Benefit. The Bank shall pay the benefit to the Director in the Prescribed Form of Payment commencing as of the first day of the month following the Director’s Normal Benefit Age.

4.2
Early Termination Benefit. In the event of the Director’s Early Termination, the Bank shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Normal Benefit Age.

4.2.2	Distribution of Benefit. The Bank shall pay the benefit to the Director in the Prescribed Form of Payment commencing on the first day of the month following the Director’s Normal Benefit Age.

4.3
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary and to the extent this Agreement is subject to Section 409A of the Code, if the Director is considered a “specified employee” under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a "separation from service" under Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service. In the event this Section 4.3 applies, the Prescribed Form of Payment shall be deemed to have commenced when it otherwise would have and any monthly payments that may not be made during the first six (6) months following separation from service shall be paid in a lump sum as of the first month payment is permitted.

Article 5
Distributions at Death

5.1
Death During Active Service. If the Director dies while in active service to the Bank, the Bank shall pay to the Beneficiary the greater of the Deferral Account or $539,393. This benefit shall be paid to the Beneficiary, in the Prescribed Form of Payment commencing on the first day of the month following receipt by the Bank of the Director’s death certificate.

5.2
Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the Director had the Director survived.

5.3
Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall pay to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence on the first day of the month following receipt by the Bank of the Director’s death certificate.

Article 6
Beneficiaries

6.1
Beneficiary. Each Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a Beneficiary upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Director participates.

6.2
Beneficiary Designation Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4
No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director's estate.

6.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 7
General Limitations

7.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement that is in excess of the Director’s Deferrals (i.e. Deferral Account minus interest credited thereon) if Director’s service is terminated by the Board or by the Bank's shareholder(s) for:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service to the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director's service and resulting in an adverse effect on the Bank; or

(d)	Issuance of a final removal or prohibition order issued by a state or federal banking agency with jurisdiction over the Bank.

7.2	No Withdrawal Election. Except as expressly provided herein, the Director may not elect, at any time, to withdraw any portion of the Deferral Account balance.

Article 8
Administration of Agreement

8.1    Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all ques-tions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2    Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4    Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5    Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

Article 9
Claims and Review Procedures

9.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

9.1.2
Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3
Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

9.2.3
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5
Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based, and
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 10
Amendments and Termination

10.1
Amendment.  This Agreement may be amended only by a written agreement signed by the Bank and the Director.  Provided, however, that the Bank may amend this Agreement to conform with legislative requirements or written directives to the Bank from its banking regulators.

10.2
Termination. This Agreement may be terminated only by a written agreement signed by the Bank and the Director.  Upon such termination, the Deferral Account balance shall be paid to the Director in the form and at the earliest possible time as specified in this Agreement and permitted under Section 409A of the Code and any applicable subsequent authority.

Article 11
Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2
No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the Bank's or Bank shareholder(s)' right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director's right to separate from service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4
Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

11.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Indiana, except to the extent preempted by the laws of the United States of America.

11.6
Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or other informal funding asset is a general asset of the Bank to which the Director and the Beneficiary have no preferred or secured claim.

11.7
Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13
Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

HomeFederal Bank
501 Washington St.
P.O. Box 408
Columbus, IN 47201-6229

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

IN WITNESS WHEREOF, the Director and the Bank have signed this Agreement as of __________________________, 2005.

DIRECTOR:	BANK:

HOMEFEDERAL BANK

By:
David W. Laitinen
Title: